Exhibit 99.4

NANOPHASE ANNOUNCES NEW EXECUTIVE POSITIONS;

STRATEGIC ORGANIZATIONAL REALIGNMENT

Romeoville, IL, October 1, 2008 – Nanophase Technologies (Nasdaq: NANX), a leader in nanomaterials and advanced nanoengineered products, today announced several internal promotions and a realignment of management responsibilities to more effectively identify and capitalize on market opportunities.

“Our organizational changes will allow us to more fully utilize the talents of our most experienced managers,” explained Jess Jankowski, acting CEO, VP and CFO. “Our most exciting change is that we have established an internal Technology Forum, headed by Richard Brotzman Ph.D., our Chief Technology Officer. This team, comprised of several of the company’s key executives in operations, sales, finance and engineering, will work collaboratively to seek and evaluate additional technologies and refine our ongoing intellectual property strategy by evaluating our current intellectual property, identifying and monitoring competitive threats and opportunities and ensure that our licensing agreements are being utilized most effectively.”

“Developing effective proprietary technology solutions for specific customer applications has always been the company’s hallmark. However, this Technology Forum gives Nanophase a more structured team approach to managing our competitive position and developing tomorrow’s nanotechnology solutions. Our expectation is that the Forum will have an impact on revenues and new business in 2010 and beyond.”

Brotzman, who joined the company in 1994, has invented much of the company’s coating technology. His 15 years experience in research and development of advanced materials has led to many new products. Dr. Brotzman holds a B.S. degree in chemical engineering from Lafayette College, an M.S. degree in engineering and applied science from the University of California, Davis and a Ph.D. in chemistry from the University of Washington.

To support the company’s revitalized structure, Jankowski announced the following management promotions:

Patrick Murray Ph.D. has been named vice president of research and development. He will lead Nanophase’s research & development efforts, focusing on new products and applications to support sales and marketing initiatives. He will report directly to Jankowski. Murray received his Ph.D. from the University of Illinois at Urbana-Champaign. He joined Nanophase in 2001.

David Nelson has been named vice president of sales and marketing. This new position brings together sales, marketing and customer service under one senior executive, streamlining the reporting structure. Nelson joined the company in 2007. He has more than 15 years of sales, marketing and business development experience. Before Nanophase, Nelson started and managed the LCD business for Eastman Chemical Company, served with Mercer Management Consulting working on corporate strategy development and implementation and has started two consumer goods manufacturing companies. He holds a B.S. in Marketing from Miami University and a M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Nancy Baldwin was named vice president of human resources and information technology, elevating both human resources and IT to senior management-level functions. She will continue to manage the company’s investor relations. Sue Barrett has been promoted to manager of administration and information technology, reporting to Baldwin. Baldwin joined Nanophase in 2000 and Barrett joined shortly thereafter in early 2001.

Glenn Judd has been promoted to assistant vice president of operations, a newly created title. This new management position broadens the emphasis on operations at the senior management level while continuing in his role as director of engineering. Judd has been with the company since early 2000. He reports to Robert Haines, vice president of operations.

Sherman Jung was named controller, with additional responsibilities including oversight of costing/financial analysis, operational accounting and financial reporting. He is a CPA and has been with the company since 1999. Jung will be a member of the Technology Forum, joining Jankowski, Haines, Nelson, Murray, principal scientist Harry Sarkas, Ph.D. and Brotzman.

Jankowski concluded: “There’s great enthusiasm among our executives for this more structured team approach to our business. Nanophase employs some of the leading experts in the nanotechnology field. We saw an opportunity to facilitate more discussion and interplay throughout our management team. We believe this will have very positive long-term results for the company, generating more new customer solutions and an expanded range of revenue opportunities.”

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 48 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

All numbers in this release are approximate; refer to the financials accompanying the release for details. Earnings per share are stated as fully diluted. This press release contains words such as “expects”, ”shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 13, 2008, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.